PRIVATE OFFERING NOTICE

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                           Merrill Lynch & Co., Inc.
             6.5% Callable STock Return Income DEbt Securities(SM)
                                due June , 2005
                            "Callable STRIDES(SM)"
               Payable at Maturity with Intuit Inc. common stock
            US$25 principal amount and original issue price per unit

                            Private Offering Notice

                                 Summary Terms


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The Callable STRIDES:                                   Payment at maturity:
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o    The Callable STRIDES are not principal             o    If the callable STRIDES have not been
     protected.                                              redeemed or called prior to or on the stated
o    An investor will receive interest payments on           maturity date, for each Callable STRIDES that
     the principal amount of the Callable STRIDES            an investor owns at maturity, in addition to
     quarterly, at the rate of 6.5% per year,                accrued and unpaid interest to but excluding
     beginning September , 2003.                             the maturity date, the investor will receive
o    The initial share multiplier will be                    a number of shares of Intuit Inc. common
     determined on the pricing date so that the              stock equal to the then current share
     product of the closing market price of one              multiplier.
     share of Intuit Inc. common stock and the
     initial share multiplier equals US$25, the         Payment if called by Merrill Lynch & Co., Inc.:
     principal amount and original issue price of
     one unit of the Callable STRIDES.                  o    If the Callable STRIDES are called on or
o    Callable at the option of Merrill Lynch &               after June , 2004 the investor will receive a
     Co., Inc. beginning June , 2004.                        cash amount that, together with all other
o    Senior unsecured debt securities of Merrill             payments made on the Callable STRIDES from
     Lynch & Co., Inc.                                       the original issue date until the Call Date,
o    The Callable STRIDES are linked to the price            will provide a yield to call expected to be
     of Intuit Inc. common stock, trading symbol             between 14% and 18% per year on the principal
     "INTU".                                                 amount of the Callable STRIDES from the
o    The Callable STRIDES are expected to be                 original issue date until the Call Date.
     quoted on the Nasdaq National Market under
     the symbol "CNTU".
o    Expected settlement date: June  , 2003.


The Callable STRIDES, the subject of the attached offering document (the "Offering Document"), have not been approved for public sale in any jurisdiction outside of the United States. As such, the Callable
STRIDES are made available to investors outside of the United States only in accordance with applicable private offering rules. The Offering Document may not be copied or otherwise made available to any other person by any recipient without the express written consent of the Company.

The discussion contained in the Offering Document relating to the tax implications of investing in the
Callable STRIDES is not based upon, and does not reflect, the tax laws of any jurisdiction outside of the
U.S. Accordingly, investors should consult their local tax advisor before making an investment in the
Callable STRIDES.

This Notice and the Offering Document have been issued by Merrill Lynch & Co., Inc. (the "Company") for information only. Prospective investors should not treat the contents of this Notice as advice relating to legal, taxation or investment matters and are advised to consult their own professional advisors concerning the purchase, holding or disposal of the Callable STRIDES. Attention is drawn in particular to risk factors on pages S-7 to S-9 of the Offering Document. Subject to this Notice, the Offering Document has been approved for issue in the United Kingdom by Merrill Lynch International Bank Limited ("MLIB"),
which is regulated by the Financial Services Authority, with registered office at Merrill Lynch Financial
Center, 2 King Edward Street, London EC1A 1HQ, United Kingdom. This Notice is issued in Hong Kong by
Merrill Lynch (Asia Pacific) Limited.



                                         PRIVATE OFFERING NOTICE


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Investors in the United Kingdom should be aware that Merrill Lynch, Pierce, Fenner & Smith Incorporated
("MLPF&S"), which is handling the sale of the Callable STRIDES, has no place of business in the UK and is not regulated by the Financial Services Authority. Therefore, with respect to anything done by MLPF&S, the regulatory regime governing an investor's rights will be different than that of investors' rights in the UK, and the UK rules for the protection of private investors and the UK Financial Compensation Scheme will not apply to any business MLPF&S conducts with or for UK investors.

Investors should also note the following:

         (a) The Callable STRIDES are denominated in United States dollars. Investors that purchase securities with a currency other than dollars should note that changes in rates of exchange may have an adverse effect on the value, price or income of their investment.

         (b) The price and value of the Callable STRIDES and the income from them can fluctuate and may fall against the investor's interest and an investor may get back less than he invested.

         (c) Investment in the Callable STRIDES may not be suitable for all investors. Investors should seek advice from their investment advisor for information concerning the Company, the Callable STRIDES and the suitability of purchasing the Callable STRIDES in the context of their individual circumstances.
Past performance is not necessarily a guide to future performance, and no projection, representation or warranty is made regarding future performance.

         (d) Save as disclosed herein and in the Offering Document, no commissions, discounts, brokerages or other special terms have been granted or are payable by the Company in connection with the issue or sale of any Callable STRIDES.

         (e) MLPF&S or one of its affiliates may be the only market maker, if any, in the Callable
STRIDES.

         (f) Information relating to taxation is based on information currently available. The levels and bases of, and reliefs from, taxation in relevant jurisdictions can change. The value of any reliefs depends upon the circumstances of the investor. See additional comments about taxation above.

                                The date of this Notice is June 19, 2003.

           This Notice supplements the Preliminary Prospectus Supplement, dated June 19, 2003, and the Prospectus, dated June 3, 2003.

   "STock Return Income DEbt Securities" and "STRIDES" are service marks of Merrill Lynch & Co., Inc.

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